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                                                                      Exhibit 99

Excerpt from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

CERTAIN TRENDS AND UNCERTAINTIES

     In addition to the other information contained in this Report on Form 10-KSB, the following factors should be considered carefully.

               RISKS RELATING TO THE COMPANY'S NEED FOR ADDITIONAL
                               FINANCIAL RESOURCES

NEED FOR ADDITIONAL FUNDS

     We believe our existing capital is sufficient to finalize the development of the Client Hardware, to complete installation of the Server Systems to run the TVemail-TM- network, to complete the GUI, to complete pilot testing and initially launch the TVemail-TM- System in the United States. We expect to complete such endeavors by the second quarter of 2000. However, in order for us to begin continued mass production of the Client Hardware or to initiate widespread sales and marketing efforts relating to the TVemail-TM- service, we anticipate that we will have to raise substantial additional funds. We currently intend to seek additional funding through public or private financings, which may include debt or equity financings. Adequate funds for these purposes, whether obtained through financial markets or collaborative or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require us to: delay, scale back or eliminate some or all of our research and product development programs; license to third parties our technology to commercialize products or technologies that the Company would otherwise seek to develop itself; to sell ourselves to a third party; to cease operations; or to declare bankruptcy.

     If we raise additional funds through the issuance of debt securities, the holders of the debt securities will have a claim to the Company's assets that will be prior to any claim of the stockholders. Interest on any debt securities could increase our costs and negatively impact our operating results. If we raise additional funds through the issuance of preferred stock, the terms of such preferred stock may provide that the holders of such preferred stock are entitled to receive dividends and/or distributions upon liquidation prior to the holders of Common Stock. Furthermore, any such preferred stock may have class voting rights, conversion features and/or antidilution protections of which the Common Stock does not have the benefit. If we raise additional funds through the issuance of Common Stock or securities convertible into or exchangeable for Common Stock, the percentage ownership of the Company's then-existing stockholders will decrease. In addition, any such convertible or exchangeable securities may have rights, preferences and privileges more favorable to the holders than those of the Common Stock.

SUBORDINATION OF COMMON STOCK TO PREFERRED STOCK; RISK OF DILUTION; ANTI-DILUTION ADJUSTMENTS.

     In the event of the liquidation, dissolution or winding up of the Company, the Common Stock is expressly subordinate to the $5 million preference of the 5 million outstanding shares of Preferred Stock. The conversion rate of the Preferred Stock is subject to adjustment, among other things, upon issuances of Common Stock or securities

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convertible into Common Stock or rights to purchase Common Stock that have not been expressly approved in writing by a majority in interest of the holders of Preferred Stock or their elected representatives. As of December 31, 1999, each share of Preferred Stock was convertible into 1 share of Common Stock.

NEED FOR AND DEPENDENCE ON QUALIFIED PERSONNEL.

     Our success is highly dependent on the hiring and retention of key personnel and technical staff. The loss of key personnel or the failure to recruit necessary additional personnel or both could impede the achievement of development objectives. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the we will be able to attract and retain the qualified personnel necessary for the development of our business. Many of our competitors have significantly greater financial and other resources than we do and may be able to offer more lucrative compensation packages which include stock options and other stock-based compensation and higher-profile employment opportunities.

           RISKS RELATING TO THE COMPANY'S OPERATIONS AND TECHNOLOGIES

LIMITED OPERATING HISTORY; RECENT SHIFT IN BUSINESS STRATEGY.

     Immediately prior to the acquisition of Navis on April 5, 1999, the Company had no business operations. Navis itself was founded in June 1996 and until the fourth quarter of 1998 supplied infrared protocol and advanced input devices to NC manufacturers and provided contract engineering and consulting services. However, Navis' revenues from operations never exceeded $703,000 in any given year. During 1998, Navis shifted its business emphasis to focus entirely on the development of the TVemail-TM- service. We have yet to launch the TVemail-TM-service commercially or to receive any revenue from such service. As a result, we have only a limited operating history and there is little historical information on which to evaluate our business and prospects. Our revenue, if any, for the foreseeable future is almost entirely dependent on successfully bringing the TVemail-TM- service to market and on the number of customers, if any, who subscribe to the TVemail-TM- service after the launch of the service. There can be no assurance that we will be successful in implementing any of our business strategies.

     Once the basic TVemail-TM- service is marketed, if ever, we intend to expand our operations by developing and marketing new or complementary services or systems. However, there can be no assurance that we will be able to do so effectively. Although we believe that, in the future, we will be able to use the TVemail-TM- service as a platform to provide e-mail related and other services, there can be no assurances that we will be able to do so.

THE COMPANY DEPENDS ON ITS INTELLECTUAL PROPERTY, WHICH MAY BE DIFFICULT AND COSTLY TO PROTECT.

     Our intellectual property includes proprietary and confidential information that is not currently subject to patent, trademark or similar protection. The Company has filed federal trademark applications to register the trademarks "TVemail," "eNote.com," "PCemail," "WebATM," "Browserless Internet," "BuyMail," "TVewriter," "EZ Color," "eNote International.com," "Get Connected.. Simply," "Simply Communicate," and "TVemail.. The Answering Machine for the Internet," however, the Company may not be able to secure significant protection for these trademarks. If our competitors or others adopt product or service names similar to the names listed above that we anticipate using, it may impede our ability to build brand identity and customer loyalty. We rely primarily on secrecy to protect technology, especially where patent protection is not believed to be appropriate or obtainable. No assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain

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access to the our trade secrets, or that the we can effectively protect its rights to its unpatented trade secrets.

     The validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving. If unauthorized third parties are able to copy our service or our business model or to use our confidential information to develop competing services, we could lose customers and our business could be negatively impacted. We may not be able to effectively police unauthorized use of our technology because such policing is difficult and expensive. In particular, the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. Furthermore, the laws of other countries may not adequately protect our intellectual property.

     Our business activities and the TVemail-TM- service may infringe upon the proprietary rights of others. In addition, other parties may assert infringement claims against the Company. Any such claims and any resulting litigation could subject us to significant liability for damages and could also result in invalidation of our proprietary rights. We could be required to enter into costly and burdensome royalty and licensing agreements. These agreements may not be available on acceptable terms, or may not be available at all. We may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation is expensive and time-consuming and could divert management's attention away from our business.

TECHNOLOGY LICENSED FROM THIRD PARTIES.

     We have entered into agreements with, and have licensed certain technology from, third parties. The Company has relied on scientific, technical, commercial and other data supplied and disclosed by others in entering into these agreements and will rely on such data in support of development of certain products. Furthermore, we believe that we will license additional technologies from third parties in the future. Although we have no reason to believe that this information contains errors of omission or fact, there can be no assurance that there are no errors of omission or fact that would materially affect the commercial viability of these products.

RAPID TECHNOLOGICAL CHANGE, CUSTOMER DEMANDS AND INTENSE COMPETITION.

     The e-mail service market is characterized by rapidly changing technology, customer demands and intense competition. If we cannot keep pace with these changes, our TVemail-TM- service could become uncompetitive and its business could suffer. If we are not successful in developing and marketing enhancements to the TVemail-TM- service or new services that respond to technological change or customer demands, our business may be materially and adversely effected.

     The competitive market for e-mail and online service access may limit demand or pricing for the TVemail-TM-system. We expect to experience intense competition from established online service providers such as America Online, Inc., Prodigy Communications Corporation and Microsoft Corporation's WebTV-TM-as well as competition from Internet appliance manufactures such as Sony and Netpliance. Many companies provide e-mail and online service access and other services, which provide functionality superior to those included in the TVemail-TM- system. As a result of this competition, demand for the TVemail-TM-system may suffer, we may be restricted in the service rates we can charge for the TVemail-TM- system and our business, financial condition and results of operations may be adversely affected. Many of our competitors have significantly greater financial, technical, marketing, distribution, customer support and other resources than we does. Furthermore, many of our competitors have significantly greater experience, better name recognition, more compelling content and easier access to consumers, advertisers and online service providers than do.

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MANAGEMENT OF GROWTH.

     Our ability to implement our business plan successfully in a new and rapidly-evolving market will require effective planning and growth management. If we cannot manage our anticipated growth effectively, our business and financial results may suffer. We plan on expanding our existing operations substantially. Although we anticipate out sourcing manufacturing and procurement and limited components of marketing and technical services, we may be forced to expand our manufacturing, sales and marketing and technical support. We expect that we will need to manage and broaden multiple relationships with customers, on line providers and other third parties. We also expect that we will need to expand our financial systems, procedures and controls and will need to augment, train and manage our workforce, particularly our information technology staff. As a result, our management and operating systems may be strained by any growth and the Company may be unable to timely complete necessary improvements to its operating systems, procedures and controls to support future operations.

CAPACITY CONSTRAINTS MAY IMPEDE REVENUE GROWTH AND PROFITABILITY.

     We believe that satisfactory performance, reliability and availability of our TVemail-TM- appliances and Server Systems infrastructure will be critical to the Company's reputation and ability to attract customers and maintain adequate customer service levels. Any significant or prolonged capacity constraints could delay or prevent customers from sending or gaining access to their documents or other data or services. Such constraints could decrease our ability to acquire and retain customers and prevent us from achieving the necessary growth in revenue to achieve profitability. If the amount of traffic increases substantially and we experience capacity constraints, we may need to spend significant amounts to expand and upgrade our technology and network infrastructure. Furthermore, we may be unable to predict the rate or timing of any increases in the use of its services in order to respond in a timely manner.

SYSTEMS FAILURES AND BUSINESS INTERRUPTIONS WHICH WOULD HARM OUR BUSINESS.

     Our success will depend in part on the efficient and reliable operation of TVemail-TM- service sufficient to accommodate a large number of subscribers. We intend to locate our Server Systems at multiple sites with redundant functions in order to reduce the risks of system failure, however, the Server Systems are vulnerable to damage from fire, power loss, telecommunications failures, break-ins and other events, which could lead to: interruptions or delays in our service; loss of data; or the inability to accept, transmit and confirm customer documents and data. Our business may be materially adversely effected if its service is interrupted. Although we intend to implement network security measures, our systems may be vulnerable to computer viruses, electronic break-ins, attempts by third parties deliberately to exceed the capacity of the systems and similar disruptions, any of which could have a material adverse effect on our business.

               RISKS RELATING TO THE INTERNET AND ONLINE COMMERCE

PRIVACY CONCERNS MAY DISCOURAGE CUSTOMERS FROM USING THE COMPANY'S SERVICES.

     Concerns over the security of online transactions and the privacy of users may inhibit the growth of the Internet as a means of delivering documents and data. We may need to incur significant expenses and use significant resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. We plan to rely on encryption and authentication technology to provide secure transmission of confidential information. If our security measures do not prevent security breaches, we could suffer operating losses, damage to its reputation, litigation and possible liability. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of our encryption and authentication technology and could enable an outside party to steal proprietary information or interrupt its operations.

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GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD
HARM OUR BUSINESS.

     Changes in the regulatory environment could negatively impact our ability to generate revenues and increase our expenses. The Internet is largely unregulated and the laws governing the Internet remain unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy and taxation apply to the Internet. In addition, because of increasing popularity and use of the internet, any number of laws and regulations may be adopted with respect to the internet or other online services covering issues such as: user privacy; security; pricing; content; copyrights; distribution; taxation; and characteristics and quality of services. Such regulations could impose additional costs or interdicts on our activities, which could have a material adverse effect.

IF THE INTERNET INFRASTRUCTURE FAILS, OUR BUSINESS MAY SUFFER.

     We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful, convenient or secure means of transferring documents and data will continue to develop. The Internet infrastructure may not support the demands that growth may place on it, and the performance and reliability of the Internet may decline, which could have a material adverse effect on our business.

THE COMPANY DEPENDS ON THIRD-PARTY PROVIDERS OF INTERNET AND TELECOMMUNICATIONS SERVICE.

     Our operations depend on third parties for Internet access and telecommunications. Frequent or prolonged interruptions of these services could result in significant losses of revenues. These types of occurrences could also cause users to perceive our products as not functioning properly and therefore encourage them to use other methods to deliver and receive information. We have limited control over these third parties and there can be no assurance that we will be able to maintain relationships with them on acceptable commercial terms. Nor can there be any assurance that the quality of services that they provide will remain at the levels needed to enable us to conduct our business effectively. Each of these third parties has likely experienced outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to the Company's systems.

COSTS OF TRANSMITTING DOCUMENTS AND DATA COULD INCREASE.

     The cost of transmitting documents and data over the Internet could increase, and the Company may not be able to increase its prices to cover such rising costs. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. Also, foreign laws and state tax laws and regulations relating to the provision of services over the Internet are still developing. If individual states impose taxes on services provided over the Internet, our cost of providing TVemail-TM- and other services may increase.

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